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                                   EXHIBIT 5.1

[LETTERHEAD]

                                 August 4, 2000

The Board of Directors
First Community Bancorp
6110 El Tordo
Rancho Santa Fe, CA 92067

Dear Board Members:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by First Community Bancorp, a California corporation (the "Company") with the Securities and Exchange Commission in connection with the registration of 780,000 shares of common stock, without par value (the "Shares"), of the Company, to be issued pursuant to the terms of the First Community Bancorp Stock Incentive Plan (the "Plan"). We have examined the proceedings proposed to be taken in connection with the Plan and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

         Based on these examinations, it is our opinion that upon filing of the Registration Statement and the completion of the proceedings being taken or which we contemplate will be taken prior to the issuance of the Shares, the Shares, when issued in the manner referred to in the Registration Statement and the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Richard E. Knecht

                                             Richard E. Knecht of
                                               Knecht & Hansen